EXHIBIT 4.12

ENGLISH LANGUAGE SUMMARY OF THE MATERIAL PROVISIONS OF THE

CONTRACT FOR THE PURCHASE AND SALE OF SHARES,

DATED AS OF JANUARY 25, 2011,

AMONG ANDRADE GUTIERREZ TELECOMUNICAÇÕES LTDA., BRATEL BRASIL S.A.

AND, AS INTERVENING PARTIES, PASA PARTICIPAÇÕES S.A., PORTUGAL TELECOM, SGPS S.A., AG TELECOM PARTICIPAÇÕES S.A. AND LUXEMBURGO PARTICIPAÇÕES S.A.

•                  Sale of Shares and Price:  Andrade Gutierrez Telecomunicações Ltda. (the “Seller”) agreed to sell to Bratel Brasil S.A. (the “Buyer”), an affiliate of Portugal Telecom, 22,937,934 ordinary shares, or 4.69% of the voting and total share capital, of Pasa Participações S.A. (“Pasa”), the parent company of AG Telecom Participações S.A. (“AG Telecom”) and Luxemburgo Participações S.A. (“Luxemburgo”, together with AG Telecom, “AG”), both shareholders of Telemar Participações S.A. (“TmarPart”), for R$ 212,142,540.50.  The sale was subject to a number of conditions, including the concurrent acquisitions and/or subscriptions of shares of Pasa, EDSP75 Participações S.A., TmarPart, Tele Norte Leste Participações S.A. and Telemar Norte Leste S.A. (“Telemar”) so as to guarantee that the Buyer would hold a minimum direct and indirect interest in Telemar of 22.38%.

•                  Indemnification:  The Seller agreed to indemnify the Buyer for liabilities arising from breaches of representations and warranties, certain liabilities of Pasa and AG stemming from facts, acts or omissions that took place up to the date of the closing (other than those identified in the applicable financial statements) and dispossession of or defects in the title to the shares. Seller’s indemnification obligation is limited to a five-year period and it is capped at the acquisition price (except with respect to breach of certain representations and warranties and the dispossession of or defects in the title to the shares which shall follow their respective statute of limitation and it is not subject to a cap). The Buyer agreed to indemnify the Seller for breaches of representations and warranties relating to the Buyer.

•                  Representations, Warranties and Agreements:  The contract contained customary representations, warranties and agreements typical of merger and acquisition transactions.

•                  Termination:  The contract allowed the Buyer and the Seller to terminate it under specified circumstances.  It also provides for automatic termination in certain extraordinary circumstances, such as bankruptcy of any of the parties.  The agreement was not terminated, and the transaction closed on March 28, 2011.

•                  Governing Law and Dispute Resolution:  The agreement is governed by Brazilian law.  Any dispute under the agreement is to be resolved through arbitration in Brazil.

Portugal Telecom will provide a copy of the Portuguese language agreement to the Staff of the Securities and Exchange Commission upon request.